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                                                                   EXHIBIT 10.37





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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

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                          ACCUMED INTERNATIONAL, INC.,

                            ACCUMED ACQUISITION CORP.

                                       AND

                          AMPERSAND MEDICAL CORPORATION


                          DATED AS OF FEBRUARY 7, 2001





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                                TABLE OF CONTENTS

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
ARTICLE I   THE MERGER AND RELATED MATTERS......................................................................2
         1.1          Merger....................................................................................2
         1.2          Merger Effective Time.....................................................................2
         1.3          Conversion of Shares......................................................................2
         1.4          Surviving Corporation in the Merger.......................................................4
         1.5          Authorization for Issuance of Ampersand Common Stock; Exchange of Certificates............5
         1.6          No Fractional Shares......................................................................6
         1.7          Stockholder Approvals.....................................................................7
         1.8          AccuMed Stock Options.....................................................................7
         1.9          Registration Statement; Prospectus/Proxy Statement........................................7
         1.10         Cooperation; Regulatory Approvals.........................................................8
         1.11         Closing...................................................................................9
         1.12         Ampersand Loan to AccuMed.................................................................9

ARTICLE II  REPRESENTATIONS AND WARRANTIES.....................................................................11
         2.1          Organization, Good Standing, Authority, Insurance, Etc...................................11
         2.2          Capitalization...........................................................................11
         2.3          Ownership of Subsidiaries................................................................12
         2.4          Financial Statements and Reports.........................................................12
         2.5          Absence of Changes.......................................................................13
         2.6          Prospectus/Proxy Statement...............................................................14
         2.7          No Broker's or Finder's Fees.............................................................14
         2.8          Litigation and Other Proceedings.........................................................14
         2.9          Compliance with Law......................................................................14
         2.10         Corporate Actions........................................................................15
         2.11         Authority................................................................................15
         2.12         Employment Arrangements..................................................................16
         2.13         Employee Benefits........................................................................16
         2.14         Information Furnished....................................................................17
         2.15         Property and Assets......................................................................17
         2.16         Agreements and Instruments...............................................................18
         2.17         Material Contract Default; Contingent Liabilities........................................18
         2.18         Tax Matters..............................................................................19
         2.19         Environmental Matters....................................................................19
         2.20         Exceptions to Representations and Warranties.............................................20


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
ARTICLE III COVENANTS..........................................................................................20
         3.1          Investigations; Access and Copies........................................................20
         3.2          Conduct of Business......................................................................21
         3.3          No Solicitation..........................................................................23
         3.4          Stockholder Approvals....................................................................23
         3.5          Accounting and Tax Treatment.............................................................23
         3.6          Publicity................................................................................24
         3.7          Cooperation Generally....................................................................24
         3.8          Additional Financial Statements and Reports..............................................24
         3.9          Employee Benefits and Agreements.........................................................24
         3.10         Ampersand Lock-Up Agreements.............................................................25

ARTICLE IV  CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT.................................................25
         4.1          Conditions to the Obligations of Each Party..............................................25
         4.2          Conditions to Obligations of AccuMed.....................................................28
         4.3          Conditions to Obligations of Ampersand and Acquisition Sub...............................28
         4.4          Termination of Agreement.................................................................30

ARTICLE V   TERMINATION OBLIGATIONS............................................................................32
         5.1          Breach by AccuMed........................................................................32
         5.2          Breach by Ampersand......................................................................32
         5.3          Tender or Exchange Offer.................................................................32
         5.4          Non-Fulfillment of AccuMed Obligations...................................................32
         5.5          Payment of Replacement Note..............................................................33

ARTICLE VI  CERTAIN POST-MERGER AGREEMENTS.....................................................................33
         6.1          Indemnification..........................................................................33

ARTICLE VII GENERAL............................................................................................34
         7.1          Amendments...............................................................................34
         7.2          Confidentiality..........................................................................35
         7.3          Governing Law............................................................................35
         7.4          Notices..................................................................................35
         7.5          No Assignment............................................................................36
         7.6          Headings.................................................................................36
         7.7          Counterparts.............................................................................36
         7.8          Construction and Interpretation..........................................................37
         7.9          Binding Effect...........................................................................37
         7.10         Expenses.  ..............................................................................37
         7.11         Third Parties.  .........................................................................37
         7.12         Entire Agreement.  ......................................................................37
         7.13         Waivers.  ...............................................................................37
         7.14         Partial Invalidity.  ....................................................................37


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Schedules:
         Schedule I     Disclosure Schedules for AccuMed
         Schedule II    Disclosure Schedules for Ampersand and Acquisition Sub

Exhibits:
         Exhibit A      Form of AccuMed Voting Agreement
         Exhibit B      Form of Replacement Note
         Exhibit C      Budget Statement
         Exhibit D      List of Employees Whose Employment Agreements Will Be
                        Terminated
         Exhibit E      Certificate of Designation, Preferences and Rights of
                        Series A Convertible Preferred Stock of Ampersand
         Exhibit F      Revised Budget Statement





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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of February 7, 2001 (the "Execution Date"), by and among AccuMed International, Inc., a Delaware corporation ("AccuMed"), AccuMed Acquisition Corp., a Delaware corporation ("Acquisition Sub"), and Ampersand Medical Corporation, a Delaware corporation ("Ampersand").

                                    RECITALS

     WHEREAS, as of the execution hereof, AccuMed has (i) 50,000,000 authorized shares of common stock, $.01 par value (the "AccuMed Common Stock"), of which 5,733,935 shares are currently issued and outstanding, and (ii) 5,000,000 authorized shares of preferred stock, of which 581,339 shares of Series A Convertible Preferred Stock, $.01 par value (the "AccuMed Preferred Stock"), are currently issued and outstanding and convertible into 387,562 shares of AccuMed Common Stock; and

     WHEREAS, as of the execution hereof, Ampersand has (i) 50,000,000 authorized shares of common stock, $.001 par value (the "Ampersand Common Stock"), of which 30,056,468 shares are currently issued and outstanding, and
(ii) 5,000,000 authorized shares of preferred stock, none of which are currently issued and outstanding; and

     WHEREAS, as of the execution hereof, Acquisition Sub has 3,000 authorized shares of common stock, without par value (the "Acquisition Sub Common Stock"), of which 100 shares are currently issued and outstanding and owned by Ampersand; and

     WHEREAS, the parties hereto desire that AccuMed be merged with and into Acquisition Sub in accordance with the terms and provisions of this Agreement, with Acquisition Sub as the surviving corporation (such merger being referred to hereinafter as the "Merger," and Acquisition Sub, after the Merger, being sometimes referred to hereinafter as the "Surviving Corporation"); and

     WHEREAS, it is intended that for federal income tax purposes the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Internal Revenue Code; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to and condition of the willingness of Ampersand and Acquisition Sub to enter into



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this Agreement, each of the persons who are currently officers and/or directors of AccuMed have entered into voting agreements in the form attached hereto as Exhibit A; and

     WHEREAS, the Board of Directors of each of the parties hereto, at meetings duly called and held, or pursuant to informal actions taken in accordance with applicable law, have determined that this Agreement and the transactions contemplated thereby are in the best interests of the respective parties, and the Board of Directors of each of AccuMed and Acquisition Sub have determined to recommend to their respective stockholders that they approve this Agreement and the transactions contemplated thereby;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                         THE MERGER AND RELATED MATTERS

     I    Merger. Subject to the terms and conditions of this Agreement and pursuant to applicable law, at the Merger Effective Time (as such term is hereinafter defined), (i) AccuMed shall be merged with and into Acquisition Sub,
(ii) the separate corporate existence of AccuMed shall cease, and (iii) Acquisition Sub, which shall immediately change its name to "AccuMed International, Inc.", as the Surviving Corporation, shall continue to be governed by the laws of the State of Delaware.

     II   Merger Effective Time. As soon as practicable after each of the conditions set forth in Article IV hereof has been satisfied or waived, the parties hereto will file, or cause to be filed, a certificate of merger with the appropriate authorities of the State of Delaware for the Merger, which certificate of merger shall be in the form required by and executed in accordance with the applicable provisions of law. The Merger shall become effective at the time and date that the Delaware certificate of merger is filed with the appropriate authorities of the State of Delaware (the "Merger Effective Time"), which shall be immediately following the Closing (as such term is hereinafter defined) and on the same day as the Closing, if practicable, or at such other date and time as may be agreed to by the parties and specified in the certificate of merger in accordance with applicable law.

     III Conversion of Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of shares of AccuMed Common Stock, AccuMed Preferred Stock, Ampersand Common Stock or Acquisition Sub Common Stock:

          I Each share of AccuMed Common Stock issued and outstanding at the Merger Effective Time (except for Dissenting Shares, if applicable, as defined in Section 1.3(b)



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hereof), subject to Sections 1.3 (e) and 1.6 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and become six thousand five hundred fifty-two ten thousandths (.6552) of one (1) share of Ampersand Common Stock, which ratio (the "Exchange Ratio") shall be reduced if any AccuMed Derivative Securities (as defined in Section 1.3(c) hereof) are exchanged for or converted into shares of AccuMed Common Stock between the Execution Date and the Merger Effective Time such that four million (4,000,000) shares of Ampersand Common Stock will be, in the aggregate, (i) exchanged for the AccuMed Common Stock, and/or (ii) reserved for issuance upon future conversion of shares of Ampersand Preferred Stock (as such term is hereinafter defined) into shares of Ampersand Common Stock.

          II Each share of AccuMed Preferred Stock issued and outstanding at the Merger Effective Time (except for Dissenting Shares, if applicable), subject to Sections 1.3(e) and 1.6 hereof shall also cease to be outstanding, shall also cease to exist and shall be converted into and become one (1) share of Ampersand Series A Convertible Preferred Stock (the "Ampersand Preferred Stock"), which shall have the rights and preferences set forth in the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock attached hereto as Exhibit E, including, but not limited to, the right to be converted into shares of Ampersand Common Stock in accordance with the Exchange Ratio.

          III Any shares of AccuMed capital stock held by a holder who dissents from the Merger in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") shall be referred to herein as "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Merger Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded with respect to Dissenting Shares pursuant to the DGCL.

          4 Every AccuMed security, except shares of AccuMed Preferred Stock, issued and outstanding at the Execution Date that is convertible into, exchangeable for or exerciseable with respect to, shares of AccuMed Common Stock, including all stock options, warrants and convertible debt instruments (collectively, the "AccuMed Derivative Securities"), if not converted, exchanged or exercised prior to the Merger Effective Time, shall, from and after the Merger Effective Time, be instead convertible into, exchangeable for or exerciseable with respect to Ampersand Common Stock at the Exchange Ratio upon payment of the applicable consideration required in connection with such conversion, exercise or exchange. The foregoing substitutions shall be undertaken consistent with, and not in a manner that will constitute a "modification" under, Section 424 of the Internal Revenue Code with respect to any such stock option that is an "incentive stock option." Furthermore, Ampersand shall make all filings required under federal and state securities laws promptly after the Merger Effective Time so as to permit the conversion, exchange or exercise of any such AccuMed Derivative Securities, and the sale of the shares of Ampersand Common Stock received by the security holder upon such conversion, exchange or exercise at and after the Merger Effective Time, and Ampersand shall continue to make such



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filings thereafter as may be necessary to permit the continued conversion, exchange or exercise of such securities and sale of such shares.

          IV Any AccuMed securities that are owned or held by any party hereto (other than in a fiduciary capacity) at the Merger Effective Time shall cease to exist, the certificates for such securities shall as promptly as practicable be cancelled, such securities shall not be converted into or evidence any securities of Ampersand Common Stock, and no shares of capital stock of Ampersand shall be issued or exchanged therefor.

          V Each share of Ampersand Common Stock issued and outstanding immediately before the Merger Effective Time shall remain an outstanding share of Ampersand Common Stock after the Merger Effective Time, and each share of Acquisition Sub Common Stock issued and outstanding immediately before the Merger Effective Time shall remain an outstanding share of Acquisition Sub Common Stock after the Merger Effective Time.

          VI The holders of certificates evidencing shares of AccuMed Common Stock, AccuMed Preferred Stock or any other securities of AccuMed shall thereafter have no rights as stockholders of AccuMed (or Acquisition Sub), except such rights, if any, as they may have pursuant to the DGCL.

     IV   Surviving Corporation in the Merger.

          I    The name of the Surviving Corporation in the Merger shall be changed from "AccuMed Acquisition Corp." to "AccuMed International, Inc."

          II   At the Merger Effective Time, subject to an amendment to change the name of the Surviving Corporation in accordance with the provisions of
Section 1.4(a) hereof, the Certificate of Incorporation of Acquisition Sub as then in effect shall be the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein or as otherwise permitted by the DGCL.

          III At the Merger Effective Time, the Bylaws of Acquisition Sub as then in effect shall be the Bylaws of the Surviving Corporation until amended as provided therein or as otherwise permitted by the DGCL.

          IV   The directors and executive officers of Acquisition Sub as of the
Merger Effective Time shall remain as the directors and officers of the Surviving Corporation following the Merger until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of the Certificate of Incorporation and Bylaws of the Surviving Corporation.



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          V    From and after the Merger Effective Time:

               I Acquisition Sub as the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of AccuMed and Acquisition Sub, and all obligations belonging or due to each of AccuMed and Acquisition Sub, all of which shall vest in the Surviving Corporation without further act or deed. Title to any real estate or any interest in real estate vested in AccuMed or Acquisition Sub shall not revert nor in any way be impaired by reason of the Merger.

               II The Surviving Corporation will be liable for all of the obligations of each of AccuMed and Acquisition Sub. Any claim existing, or action or proceeding pending, by or against AccuMed or Acquisition Sub, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, and the Surviving Corporation may be substituted in its place.

               III All of the rights of creditors of each of AccuMed and Acquisition Sub will be preserved unimpaired, and all of the liens upon the property of AccuMed and Acquisition Sub will be preserved unimpaired only on the property affected by such liens immediately before the Merger Effective Time.

     V    Authorization for Issuance of Ampersand Common Stock; Exchange of
Certificates.

          I    Ampersand shall reserve for issuance a sufficient number of shares of Ampersand Common Stock for the purpose of issuing such shares to (i) the former holders of AccuMed Common Stock and AccuMed Preferred Stock, and (ii) the holders of AccuMed Derivative Securities, all in accordance with this
Article I.

          II   After the Merger Effective Time, holders of certificates
theretofore evidencing outstanding AccuMed securities (other than as provided in Section 1.3 hereof), upon surrender of such certificates to an exchange agent appointed by Ampersand (the "Exchange Agent"), shall be entitled to receive certificates for the Ampersand securities to be substituted for the aforesaid AccuMed securities in accordance with the provisions of Section 1.3 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 1.6 hereof. As soon as practicable after the Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each record holder of AccuMed securities at the Merger Effective Time whose securities are being exchanged in the manner provided herein, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing AccuMed securities in exchange for new certificates evidencing the substituted Ampersand securities. Upon surrender, each certificate formerly evidencing AccuMed securities shall be cancelled.




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          III  Until surrendered as provided in this Section 1.5, all outstanding certificates of a holder which, before the Merger Effective Time, evidenced AccuMed securities (other than those evidencing Dissenting Shares and shares cancelled at the Merger Effective Time pursuant to Section 1.3 hereof) will be deemed for all corporate purposes to evidence the securities of Ampersand exchanged for the AccuMed securities formerly evidenced thereby and the right to receive cash in lieu of any fractional Ampersand Common Stock interests the holder might otherwise have been entitled to receive hereunder. However, until such outstanding certificates formerly evidencing AccuMed securities are so surrendered, no dividend or distribution payable to holders of record of Ampersand Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such shares of Ampersand Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of a fractional share interest pursuant to Section 1.6 hereof. After the Merger Effective Time, there shall be no further registration of transfers on the records of AccuMed of outstanding certificates formerly evidencing AccuMed securities and, if a certificate formerly evidencing such securities is presented to any party hereto, it shall be forwarded to the Exchange Agent for cancellation and exchanged for a certificate evidencing Ampersand securities and cash for any Ampersand Common Stock interests the holder might otherwise have been entitled to receive hereunder as herein provided. Following six (6) months after the Merger Effective Time, the Exchange Agent shall return to Ampersand any certificates for Ampersand securities and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter the former holders of AccuMed securities shall look exclusively to Ampersand for Ampersand securities and cash to which they may be entitled hereunder.

          IV   All securities and cash in lieu of any fractional shares issued or paid upon the exchange of AccuMed securities in accordance with the above terms and conditions shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such AccuMed securities.

          V    If any new certificate for Ampersand securities is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate evidencing Ampersand securities in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.


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          VI   In the event that any certificate evidencing AccuMed securities shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such Ampersand securities and cash for any fractional share interest as may be required pursuant hereto; provided, however, that Ampersand, the Surviving Corporation or the Exchange Agent may, in the discretion of any of them, and as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as the requesting party may direct as indemnity against any claim that may be made against Ampersand, the Surviving Corporation, AccuMed, the Exchange Agent or any other person with respect to the certificate alleged to have been lost, stolen or destroyed.


     VI   No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of Ampersand Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any AccuMed securities; no dividend or distribution with respect to Ampersand Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Ampersand or the Surviving Corporation. In lieu of such fractional share interest, any holder of AccuMed securities who would otherwise be entitled to a fractional share of Ampersand Common Stock will, upon surrender of such holder's certificate or certificates evidencing AccuMed Common securities outstanding immediately before the Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the closing price of Ampersand Common Stock on the trading day immediately prior to the date of the Merger Effective Time. For the purpose of determining any such fractional share interest, all AccuMed securities owned by a holder of AccuMed Common Stock shall be considered in the aggregate so as to calculate the maximum number of whole shares of Ampersand Common Stock issuable to such person.

     VII  Stockholder Approvals.

          I    AccuMed shall, at the earliest practicable date, but in no event later than forty-five (45) days after the effective date of the Registration Statement (as such term is defined in Section 1.9(a) hereof), hold a meeting of its stockholders (the "AccuMed Stockholders' Meeting") to submit this Agreement for adoption by its stockholders. The affirmative vote of that number of holders of outstanding shares of AccuMed capital stock entitled to vote on such matter pursuant to the provisions of AccuMed's Certificate of Incorporation and the DGCL shall be required for such adoption.

          II   Ampersand, as the sole shareholder of Acquisition Sub, shall, at the earliest practicable date, but in no event later than the date on which the AccuMed Stockholders' Meeting



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is held, by informal action in accordance with the provisions of the DGCL, cause this Agreement to be adopted on behalf of Acquisition Sub.

     VIII  AccuMed Stock Options.

           At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of an option, each outstanding option under the stock option plans of AccuMed, in existence at the Execution Date, whether vested or unvested, shall continue outstanding as an option to purchase, in place of the purchase of each share of AccuMed Common Stock, the number of shares of Ampersand Common Stock as shall be determined by the Exchange Ratio.

     IX    Registration Statement; Prospectus/Proxy Statement.

           I For the purposes (i) of holding the AccuMed Stockholders' Meeting, and (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Ampersand Common Stock to be issued to holders of AccuMed securities in connection with the Merger, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the "Registration Statement"), including the Prospectus /Proxy Statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (such Prospectus/Proxy Statement, together with any and all amendments or supplements thereto, is referred to herein as the "Prospectus/Proxy Statement").

           II AccuMed shall furnish such information concerning AccuMed as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to AccuMed, to comply with Section 1.9(a) hereof. AccuMed agrees promptly to advise Ampersand if at any time before the AccuMed Stockholders' Meeting any information provided by AccuMed in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. AccuMed shall also furnish Ampersand with such supplemental information as may be necessary in order to cause such Prospectus/Proxy Statement, insofar as it relates to AccuMed, to comply with Section 1.9(a) hereof.

           III Ampersand and Acquisition Sub shall furnish AccuMed with such information concerning Ampersand as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Ampersand and Acquisition Sub, to comply with Section 1.9(a) hereof. Ampersand and Acquisition Sub agree promptly to advise AccuMed if at any time before the AccuMed Stockholders' Meeting any information provided by Ampersand in the



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Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect and to provide AccuMed with the information needed to correct such inaccuracy or omission. Ampersand and Acquisition Sub shall furnish AccuMed with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Ampersand and Acquisition Sub, to comply with Section 1.9(a).

          IV Ampersand shall promptly file with the SEC and applicable state securities agencies the Registration Statement and all supplements or amendments thereto that shall become necessary as a result of information covered by the provisions of Sections 1.9(b) and (c) coming to the attention of Ampersand. The parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. AccuMed authorizes Ampersand to utilize in the Registration Statement the information provided by AccuMed in regard to itself for the purpose of inclusion in the Prospectus/Proxy Statement. Ampersand shall advise AccuMed promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Ampersand shall furnish AccuMed with copies of all such documents. Before the Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the Securities Act.

     X    Cooperation; Regulatory Approvals. The parties shall cooperate, and shall cause each of their respective affiliates to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions and other filings as either of them may reasonably deem necessary or desirable to or with (i) all regulatory or governmental authorities having jurisdiction in regard to the Merger, (ii) the holders of shares of AccuMed securities, and (iii) any other persons, for the purpose of obtaining any approvals or consents necessary to consummate the Merger and the transactions contemplated hereby. Each party will have the right to review and comment on such applications, petitions and filings in advance and shall furnish to the other copies thereof promptly after submission thereof. Any such materials must be acceptable to each of the parties hereto prior to submission to any regulatory or governmental authority or to any security holders or other third parties, except to the extent that the parties hereto may be legally required to proceed prior to obtaining such acceptance of the other parties hereto. Each party agrees to consult with the others with respect to obtaining all necessary consents and approvals, and each will keep the others apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, none of the parties is aware of any reason that any regulatory approval required to be obtained by it would not be obtained or would be obtained subject to conditions that would have or result in a material adverse effect on any of the parties hereto.

     XI   Closing. If (i) this Agreement has been duly approved by the respective stockholders of AccuMed and Acquisition Sub, and (ii) all relevant conditions of this Agreement



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have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Schwartz, Cooper, Greenberger & Krauss, Chartered, Chicago, Illinois, or at such other place as the parties agree upon, at which the parties will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place within five (5) business days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV hereof, or at such other time as the parties agree upon. The parties shall use their respective best efforts to cause the Closing to occur on or prior to May 31, 2001 (the date of such Closing being hereinafter sometimes referred to as the "Closing Date").

     XII Ampersand Loan to AccuMed. (a) The parties acknowledge and agree that upon execution of this Agreement by the parties, and as an additional inducement to AccuMed's acceptance of this Agreement and its covenant to enter into and consummate the Merger, Ampersand shall make a loan to AccuMed in the aggregate principal amount of Eight Hundred Thousand Dollars ($800,000) (the "Full Loan"), in immediately available funds, of which Three Hundred Thousand Dollars ($300,000) (the "Interim Loan") was previously advanced by Ampersand to AccuMed on September 22, 2000, as evidenced by a certain promissory note of said date issued by AccuMed to Ampersand (the "Initial Note"). The Full Loan shall be evidenced by AccuMed's delivery to Ampersand, at the Execution Date, of a new promissory note (the "Replacement Note") substantially in the form of Exhibit B attached hereto, which instrument shall replace the Initial Note and provide, among other things, for repayment of the full Eight Hundred Thousand Dollars ($800,000) of principal, with interest at the Prime Rate from time to time announced by LaSalle Bank National Association, plus two and one-half percent (2 1/2 %). The Replacement Note shall be secured by the grant of a first perfected security interest in, and lien against, the applicable collateral described in that certain Security Agreement, dated contemporaneously herewith, by and between AccuMed, as debtor thereunder, and Ampersand, as secured party thereunder (the "Security Agreement"). In addition to the foregoing, Ampersand and AccuMed agreed that the making of the Full Loan to AccuMed would be specifically conditioned upon the delivery by AccuMed to Ampersand of (i) a budget and projected cash flow statement (the "Budget Statement") for the six
(6) month period commencing on September 22, 2000, which Budget Statement would be satisfactory to Ampersand in all respects, in Ampersand's sole discretion, and the parties hereto acknowledge and agree that such Budget Statement has heretofore been delivered by AccuMed to Ampersand, and that such Budget Statement (a copy of which is attached hereto as Exhibit C) has been determined by Ampersand to be satisfactory, and (ii) a revised budget (the "Revised Budget Statement") for the period from and after the Execution Date and until the anticipated date of closing hereunder which sets forth the use of proceeds from the Full Loan and any Additional Loans (as such term is hereinafter defined) by AccuMed during such period and within which AccuMed will operate and not deviate from without the prior written consent of Ampersand, not to be unreasonably withheld (a copy of which Revised Budget Statement is attached hereto as Exhibit
F).

          (b) Ampersand and AccuMed also hereby agree that (i) if by February 28, 2001 the Merger and the transactions contemplated hereby have not been consummated, then on the first day of each month thereafter, through May 31, 2001, Ampersand shall loan to AccuMed an additional Two Hundred Twenty-Five Thousand Dollars ($225,000) (the "Additional Loans") on the same terms and conditions as the Full Loan, provided that, simultaneously with the making of each Additional Loan, (1) the collateral securing the Full Loan under the Security Agreement shall be increased in accordance with the terms of the Security Agreement in order to secure such Additional Loan as well, and (2) AccuMed shall issue and deliver to Ampersand a new promissory note, substantially in the form of the Replacement Note, evidencing such Additional Loan; and (ii) if by May 31, 2001, the Merger and the transactions contemplated hereby have not been consummated, but the parties hereto have mutually agreed to extend the May 31, 2001 deadline contained in Section 4.4 hereof for effecting the Merger and consummating such transactions, then the time period in which Ampersand shall be obligated to make such monthly Additional Loans (in the same amount and on the same terms and conditions) shall be automatically extended until the Merger and the transactions contemplated hereby are consummated, or this Agreement is terminated, whichever comes first; provided, however, that prior to the making of each Additional Loan during such extended period, AccuMed and Ampersand shall identify on a schedule or schedules to be attached to the Security Agreement sufficient additional collateral to secure such Additional Loans in accordance with the terms and conditions of the Security Agreement. Each Additional Loan shall be made by wire transfer in immediately available funds to a bank account specified in writing by AccuMed for such purpose. If the first day of a month on which an Additional Loan is required to be made hereunder occurs on a Saturday, Sunday or bank holiday in the State of Illinois, such Additional Loan shall be made on the immediately preceding date which is not a Saturday, Sunday or bank holiday. The parties hereto specifically acknowledge and agree that the failure of Ampersand to make any Additional Loan within five (5) banking days after the date on which such Additional Loan is required to be made hereunder shall be an event of default hereunder, entitling AccuMed to terminate this Agreement immediately upon delivery of written notice thereof in accordance with the notice provisions of this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

     AccuMed hereby represents and warrants to Ampersand and Acquisition Sub, and Ampersand and Acquisition Sub hereby jointly and severally represent and warrant to AccuMed, except as disclosed in the Disclosure Schedules delivered by each of the parties to the others pursuant to Section 2.20 hereof, as follows:

     I    Organization, Good Standing, Authority, Insurance, Etc. It is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Section 2.1 of its Disclosure Schedules lists each "subsidiary" (the term

"subsidiary" when used with respect to any party means any entity (including, without limitation, any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes (individually a "Subsidiary" and collectively the "Subsidiaries"). Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized, as set forth in Section 2.1 of its Disclosure Schedules. It and each of its Subsidiaries has all requisite power and authority, and to the extent required by applicable law, is licensed to own, lease and operate its own properties and conduct its business as now being conducted. It has delivered or made available to the other parties a true, complete and correct copy of the articles of incorporation, certificate of incorporation or other organizing document and of the bylaws, as in effect on the date of this Agreement, of it and each of its Subsidiaries. Except as set forth in Section 2.1 of its Disclosure Schedules, it and each of its Subsidiaries is qualified to do business as a foreign corporation or entity and is in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on it. Its minute books and those of each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions taken by its stockholders and Boards of Directors (including the committees of such Boards).

     II   Capitalization.

          I Its authorized capital stock and the number of issued and outstanding shares of its capital stock as of the date hereof are accurately set forth in the recitals to this Agreement. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 2.2 of its Disclosure Schedules, as of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock, and, with respect to any such securities or rights disclosed by Ampersand, Ampersand represents and warrants that there are no agreements with respect to such securities or rights, and no terms or provisions of or relating to such securities or rights, the effect of which would be to reduce the exercise price at which such securities or rights may be converted into shares of Ampersand Common Stock as a consequence of consummating the Merger or the transactions contemplated hereby. A true and complete copy of each plan and agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect on the date of this Agreement, is included in Section 2.2 of its Disclosure Schedules. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted on thereat, except that the holders of shares of AccuMed Preferred Stock possess the right to vote on certain matters affecting the rights of such holders. The securities of AccuMed held in AccuMed's corporate treasury are identified in Section 2.2 of AccuMed's Disclosure Schedules.

          II With respect to the shares of Ampersand Common Stock to be issued in the Merger, Ampersand represents and warrants that such shares when so issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

     III Ownership of Subsidiaries. All outstanding shares or ownership interests of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries, free and clear of any lien, claim, charge, restriction, rights of third parties or encumbrance (collectively, "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedules. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock or ownership interests of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock or ownership interests of any of its Subsidiaries. Neither it nor any of its Subsidiaries owns more than two percent (2%) of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of, or more than two percent (2%) of the aggregate profit participations in, any entity other than a Subsidiary or as otherwise set forth in Section 2.3 of its Disclosure Schedules.

     IV   Financial Statements and Reports.  With respect to Ampersand and
AccuMed:

          I No registration statement, offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries under various securities laws and regulations ("Regulatory Reports"), on the date of its effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, it and its Subsidiaries have timely filed all Regulatory Reports required to be filed by them under various securities laws and regulations, except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on it; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Regulatory Reports (or to be included in Regulatory Reports to be filed after the date hereof) (i) are or will be (with respect to financial statements with respect to periods ending after September 30, 2000), in accordance with its books and records and those of its consolidated Subsidiaries, and (ii) present (and in the case of financial statements with respect to periods ending after September 30, 2000, will present) fairly the consolidated financial position and consolidated results of operations or income, changes in the consolidated stockholders' equity and cash flows of it and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements and in the case of unaudited statements to normal recurring year-end adjustments normal in nature and amounts). Its audited consolidated financial statements at December 31, 1999 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date of it and its Subsidiaries required to be reflected in such financial statements in accordance with generally accepted accounting principles and contain or will contain (as the case may be) adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to it or its Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1999 or for transactions effected or actions occurring or omitted to be taken after December 31, 1999 (i) in the ordinary course of business, (ii) as permitted by this Agreement, or (iii) as disclosed in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement. A true and complete copy of such December 31, 1999 financial statements has been delivered by it to the other parties.

          II To the extent permitted under applicable law, it has delivered or made available to the other parties each Regulatory Report filed, used or circulated by it with respect to periods since February 1, 1996 through the date of this Agreement and will promptly deliver to the other parties each such Regulatory Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the applicable regulatory or governmental entity (or, if not so filed, in the form used or circulated).

     V    Absence of Changes.  With respect to Ampersand and AccuMed:

          I    Since the date on which a Report on Form 10-Q was most recently filed by or on its behalf with the SEC, there has been no material adverse change affecting it. There is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it.

          II   Except as set forth in Section 2.5 of its Disclosure Schedules or in its Regulatory Reports filed after December 31, 1999 and before the date of this Agreement, since December 31, 1999, each of it and its Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course and consistent with past practice.

     VI   Prospectus/Proxy Statement. At the time the Prospectus/Proxy Statement is mailed to the AccuMed stockholders for the solicitation of proxies for the approval referred to in

Section 1.7(a) hereof and at all times after such mailings up to and including the time of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it (including its Subsidiaries) and its stockholders, its securities, this Agreement, the Merger and the other transactions contemplated hereby, will:

           I    Comply in all material respects with applicable provisions of the Securities Act, the Exchange Act and the rules and regulations under such Acts; and

           II   With respect to itself, and with respect to any information supplied by it, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     VII   No Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf or under authority of it or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except as set forth in Section 2.7 of its Disclosure Schedules.

     VIII Litigation and Other Proceedings. Except for matters which would not have a material adverse effect on it, or except as set forth in Section 2.8 of its Disclosure Schedules, neither it nor any of its Subsidiaries is a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

     IX    Compliance with Law.  Except as set forth in Section 2.9 of its
Disclosure Schedules:

           I It and each of its Subsidiaries are in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders and decrees applicable to their respective operations and businesses, and neither it nor any of its Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above;

           II It and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted;

           III Other than with respect to those matters that have been cured or corrected, neither it nor any of its Subsidiaries has received since February 1, 1996 any notification or communication from any governmental or regulatory entity or the staff thereof
(A) asserting that it or any of its Subsidiaries is not in material compliance with any of the statutes, regulations or ordinances that such governmental or regulatory entity administers or enforces; (B) threatening to revoke any material license, franchise, permit or authorization; or (C) threatening or contemplating any enforcement action by or supervisory or other written agreement with a state or federal regulator (nor, to the knowledge of its executive officers, do any grounds for any of the foregoing exist); and

          IV Neither it nor any of its Subsidiaries is required to give prior notice to any regulatory agency of the proposed addition of an individual to their respective Board of Directors or the employment of an individual as a senior executive officer.

     X    Corporate Actions.

          I    Its Board of Directors has (i) duly approved the Merger and this
Agreement, and authorized its officers to execute and deliver this Agreement, and to take all action necessary to consummate the Merger and the other transactions contemplated hereby, and (ii) authorized and directed the submission for approval or adoption of this Agreement by all persons whose consent or approval may be necessary or required in regard thereto.

          II   Its Board of Directors has taken all necessary action to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of a similar type not involving a "related person," "interested stockholder" or person or entity of a similar type, and (iv) any provision in its or any of its Subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of stockholders (other than the provisions of AccuMed's Certificate of Incorporation that limit the voting rights of the holders of the AccuMed Preferred Stock), or (B) requiring a stockholder approval vote in excess of the vote normally required in transactions of a similar type not involving a "related person," interested stockholder" or person or entity of a similar type.

     XI   Authority. Except as set forth in Section 2.11 of its Disclosure
Schedules, neither the execution nor delivery of, nor performance of any obligations under, this Agreement by it, nor the consummation of the Merger, will violate any of the provisions of, or constitute a breach or default under, or give any person the right to terminate or accelerate payment or performance under, (i) its articles of incorporation, certificate of incorporation or bylaws, or the articles of incorporation, certificate of incorporation, charter or bylaws of any of its Subsidiaries, (ii) any regulatory restraint on the acquisition of it or control thereof, (iii) any law, rule, ordinance, regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject, or (iv) any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it or any of its Subsidiaries is a party or is subject or by which any of its or their properties or assets is bound and which provides for payments by, on behalf of, or to it and/or any of its Subsidiaries in excess of either $25,000 per annum or $100,000 over the term of such Contract. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. It has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder, subject in the case of the Merger to the approval or adoption of this Agreement by its stockholders under applicable law. Other than (i) the receipt of Governmental Approvals (as defined in Section 4.1(c)), (ii) the approval or adoption of this Agreement by its stockholders, and (iii) except as set forth in Section 2.11 of its Disclosure Schedules with respect to any Contract, no consents or approvals are required on its behalf or on behalf of any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of it, enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     XII   Employment Arrangements. Except as set forth in Section 2.12 of its
Disclosure Schedules, there are no agreements, plans or other arrangements with respect to employment, severance or other benefits with any current or former directors, officers or employees of it or any of its Subsidiaries which may not be terminated without penalty or expense (including any augmentation or acceleration of benefits) on thirty (30) days' or less notice to any such person. Except as set forth in Section 2.12 of its Disclosure Schedules, no payments or benefits (including any augmentation or acceleration thereof) to current or former directors, officers or employees of it or any of its Subsidiaries resulting from the transactions contemplated hereby or the termination of such person's service or employment within two (2) years after completion of the Merger will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it, the Surviving Corporation, or any of their respective Subsidiaries pursuant to Sections 162 or 280G, or any other section of the Internal Revenue Code.

     XIII  Employee Benefits.

          I    Neither it nor any of its Subsidiaries maintains any funded deferred compensation plans (including profit sharing, pension, retirement savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedules (true and correct copies of which it has delivered to the other parties). Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation, except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Internal Revenue Code are so qualified, and it is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in
Section 2.13 of its Disclosure Schedules, neither it nor any of its Subsidiaries
(a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof, or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

          II   Except as disclosed in Section 2.13 of its Disclosure Schedules, all Employee Plans and Benefit Arrangements that are currently in effect were in effect for substantially all of calendar year 1999 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits payable thereunder on or after February 1, 1999.

          III To its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it and each of its Subsidiaries are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. To its best knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by it or any of its Subsidiaries which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code; to its best knowledge, no Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Internal Revenue Code, whether or not waived; neither it nor any of its Subsidiaries has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To its best knowledge, neither it nor any of its Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of the Surviving Corporation or any of its Subsidiaries at or after the Merger Effective Time.

     XIV Information Furnished. No statement contained in any schedule, certificate or other document furnished (whether before, on or after the Execution Date) or to be furnished in writing by or on behalf of it to the other parties pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. To its best knowledge, no information that is material to the Merger and necessary to make the representations and warranties herein not misleading has been withheld from the other parties hereto.

     XV Property and Assets. It and its Subsidiaries have good and marketable title to all of their real property reflected in their financial statements at December 31, 1999, referred to in Section 2.4 hereof or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary easements, restrictions of record and title exceptions that are not material to the value or use of such property,
(d) property sold or transferred in the ordinary course of business since the date of such financial statements, (e) as otherwise specifically indicated in its Regulatory Reports filed after December 31, 1999 and before the Execution Date or in Section 2.15 of its Disclosure Schedules. It and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither it nor any of its Subsidiaries is in default in any material respect under any such lease. No default will arise under any material real property, material personal property lease or material intellectual property license by reason of the consummation of the Merger without the lessor's or licensor's consent except as set forth in
Section 2.15 of its Disclosure Schedules. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting any of the real property or material personal property of it or its Subsidiaries since December 31, 1999. All fixed assets material to its or any of its Subsidiaries) respective businesses and currently used by it or any of its Subsidiaries are, in all material respects, in good operating condition and repair.

     XVI Agreements and Instruments. Except as set forth in its Regulatory Reports filed after December 31, 1999 and before the Execution Date or in
Section 2.16 of its Disclosure Schedules, neither it nor any of its Subsidiaries is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or of its Subsidiaries of any such obligation, (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between it or any of its Subsidiaries and any director or officer of it or any of its Subsidiaries or any affiliate or member of the immediate family of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which it or any of its Subsidiaries is a party, (e) any agreements between it or any of its Subsidiaries and any five percent (5%) or more stockholder of it, and (f) any agreements, directives, orders or similar arrangements between or involving it or any of its Subsidiaries and any state or regulatory authority.

     XVII Material Contract Default; Contingent Liabilities. Neither it nor any of its Subsidiaries, nor any counterparty thereto, is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it or any Subsidiary of it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, which default is reasonably expected to have, either individually or in the aggregate, a material adverse effect on it, and, except as set forth in Section
2.17 of its Disclosure Schedules, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, and neither it nor any of its Subsidiaries has been given notice or is aware of any material, actual or contingent liability of any kind or nature that has not been disclosed to the other party hereunder, whether or not such type of liability is specifically mentioned in any provision of this Agreement. Furthermore, without limiting the generality of the foregoing, each party and its Subsidiaries has received all payments due to it under any and all existing contracts or other business arrangements in a timely fashion as of the Execution Date, and no payments under any such contracts or arrangements are, or are reasonably expected to become, in arrears from and after the date hereof and through and including the Merger Effective Time.

     XVIII Tax Matters.

          I   It and each of its  Subsidiaries has duly and properly filed all federal, state, local and other tax returns and reports required to be filed by it or them and has made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns or reports by the Internal Revenue Service and other applicable tax authorities is as set forth in
Section 2.18 of its Disclosure Schedules; and, except as set forth in Section
2.18 of its Disclosure Schedules, there is no agreement by it or any of its Subsidiaries for the extension of time for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of its Disclosure Schedules, neither the Internal Revenue Service nor any other taxing authority is now asserting or, to its best knowledge, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim, including, but not limited to, any notification from its independent auditors, whether formal or informal, that any position taken by it or its Subsidiaries on any return or information report is inconsistent with established precedent and more likely than not to be challenged upon audit by the relevant taxing authority. It and each of its Subsidiaries has complied in all material respects with all applicable Internal Revenue Service backup withholding requirements. It and each of its Subsidiaries has complied with all applicable state law tax collection and reporting requirements.

          II   Adequate provision for any unpaid federal, state, local or foreign taxes due or to become due from it or any of its Subsidiaries for all periods through and including September 30, 2000 has been made and is reflected in its September 30, 2000 financial statements referred to in Section 2.4, and has been or will be made with respect to periods ending after September 30, 2000.

     XIX Environmental Matters. To its best knowledge, neither it nor any of its Subsidiaries owns, leases, or otherwise controls any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos which requires removal or encapsulation. Neither it nor any of its Subsidiaries is aware of, nor has it or any of its Subsidiaries received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance or other environmental laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it or any of its Subsidiaries relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     XX   Exceptions to Representations and Warranties.

          I   On or before the date hereof, AccuMed has delivered to Ampersand and Acquisition Sub, and Ampersand and Acquisition Sub have delivered to AccuMed, their respective Disclosure Schedules, setting forth, among other things, exceptions to any and all of their respective representations and warranties contained in this Article II, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of a Disclosure Schedule corresponding to a Section in Article II, and provided further that (i) no such exception is required to be set forth in a Disclosure
Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 2.20(b) hereof, and (ii) the mere inclusion of an exception in a Disclosure Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

          II None of the representations or warranties of the parties hereto contained in this Article II shall be deemed untrue or incorrect, and no party shall be deemed to have breached its representations or warranties contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, would not have a material adverse effect or material adverse change on such party. As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the financial condition of a party and its respective Subsidiaries taken as a whole, (ii) significantly and adversely affects the ability of AccuMed, Ampersand or Acquisition Sub to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (iii) enables any person to prevent the consummation of the transactions contemplated hereby; provided, however, that any effect or change resulting from (A) actions or omissions of the parties hereto contemplated by this Agreement or taken with the prior consent of the other parties in contemplation of the transactions provided for herein (including, without limitation, conforming accounting adjustments), or (B) circumstances generally affecting the industry or industries within which the parties operate (including changes in laws or regulations, accounting principles or general levels of interest rates) which do not adversely affect a party and its Subsidiaries, taken as a whole, in a manner significantly different than the other parties hereto, shall be deemed not to be or have a material adverse effect or result in a material adverse change.

                                   ARTICLE III
                                    COVENANTS

     I    Investigations; Access and Copies. From and after the date of this
Agreement, and through and including the Merger Effective Time, each party agrees to give to the other parties and their respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II hereof or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records or information with respect to the businesses and properties of it and its Subsidiaries as the other party or its respective agents or representatives shall from time to time reasonably request; provided however, that any such inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected, and (b) shall not affect any of the representations or warranties hereunder. Each party will also give prompt written notice to the other parties of any event or development which, (x) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading, or (z) materially relates to the satisfaction of the conditions set forth in Article IV hereof. Notwithstanding anything to the contrary contained herein, none of the parties hereto nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation among the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     II   Conduct of Business. From and after the date of this Agreement, and through and including the Merger Effective Time or the termination of this Agreement, each party agrees, on behalf of itself and each of its respective Subsidiaries, except insofar as the Chief Executive Officer of each of the parties shall otherwise consent in writing (which consent shall not be unreasonably withheld):

          I    That it and its Subsidiaries shall (i) except as contemplated in this Agreement conduct their business only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices, and (iii) use all reasonable efforts to preserve intact their business organizations and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect the ability of any of them to obtain the Governmental Approvals (as defined in Section 4.1(c) hereof) or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals, or (B) adversely affect their ability to perform their obligations under this Agreement;

          II   That, except as specifically otherwise permitted herein, neither it nor its Subsidiaries shall: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for dividends or distributions by a wholly-owned Subsidiary of such party to such party; (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell any shares of capital stock of it or any of its Subsidiaries, except shares of its common stock issued pursuant to exercise or conversion of stock options, warrants, convertible preferred stock or convertible notes outstanding on the Execution Date, if any, and which have been identified in its Disclosure Schedules; (iv) effect any stock split, stock dividend, reverse stock split or other reclassification or recapitalization of its common stock; or (v) grant any stock appreciation or other rights with respect to shares of capital stock of it or of any of its Subsidiaries; or (vi) enter into any agreement, or make any modification to any authorized or issued security, the effect of which is to cause the exercise price of any security convertible into shares of Ampersand Common Stock to be reduced upon consummation of the Merger or the transactions contemplated hereby;

          III That, except as specifically otherwise permitted herein, neither it nor its Subsidiaries shall: (i) sell, dispose of or pledge any significant assets of it or of any of its Subsidiaries other than in the ordinary course of business consistent with past practices or to borrow funds consistent with the provisions hereinafter contained except as contemplated in Schedule 3.2 of its Disclosure Schedules; (ii) merge or consolidate it or any of its Subsidiaries into another entity or acquire any other entity or, except in accordance with its written business plan in effect on the date hereof, acquire any significant assets; (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it; (iv) change the articles of incorporation or certificate of incorporation, charter, bylaws or other governing instruments of it or any of its Subsidiaries, except, in the case of Ampersand, with respect to the authorization of additional shares of Ampersand Common Stock, or otherwise as contemplated by this Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices; (vi) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Subsidiary or make additional investments in subsidiaries in excess of $100,000, except as contemplated in Schedule 3.2 of its Disclosure Schedules; (vii) engage in any off balance sheet interest rate swap arrangement, (viii) engage in any activity not contemplated by its written business plan in effect on the Execution Date; (ix) purchase any equity securities or incur or assume any indebtedness except in the ordinary and usual course of business; (x) authorize capital expenditures other than in the ordinary and usual course of business; or (xi) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles (the limitations contained in this Section 3.2 (c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section
3.2 (c)); and

          IV   That, except (i) for the Seventy-Five Thousand Dollar ($75,000)
aggregate bonus allocation to officers, directors and key employees heretofore approved by the Board of Directors of AccuMed for the fiscal year ending on December 31, 2000, (ii) the severance agreement heretofore entered into by AccuMed with Norman Pressman, and (iii) as specifically otherwise permitted herein, neither it nor its Subsidiaries shall: (w) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with policies in effect on the Execution Date; (x) enter into, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (y) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or
(z) establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements.

     III No Solicitation. Each party agrees, on behalf of itself and each of its Subsidiaries, that, from and after the date hereof, it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any Takeover Proposal (as such term is defined below). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, (i) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (ii) to negotiate any Takeover Proposal with any person or entity; or (iii) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Each party agrees that it shall promptly give written notice to the other upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving any of the parties hereto or any of their respective Subsidiaries, or for the acquisition of an equity interest in any of the parties hereto that would give rise to a filing requirement with the SEC (as mandated by federal securities law), or for the acquisition of an equity interest greater than five percent (5%) in any of their respective Subsidiaries, or for the acquisition of a substantial portion of the assets of any party hereto or any of their respective Subsidiaries.

     IV    Stockholder Approvals. AccuMed shall call the AccuMed Stockholders'
Meeting, and Ampersand, as the sole shareholder of Acquisition Sub, shall, by informal action, approve this Agreement and the transactions contemplated hereby, in accordance with the provisions of Section 1.7 hereof. In connection with the AccuMed Stockholders' Meeting, the Board of Directors of AccuMed shall recommend approval of this Agreement and, the transactions contemplated hereby (and such recommendation shall be contained in the Prospectus/Proxy Statement), unless as a result of an unsolicited Takeover Proposal received by a party after the date hereof the Board of Directors of AccuMed determines in good faith, after consultation with its legal counsel, that to approve or to recommend approval by the stockholders of this Agreement and the transactions contemplated hereby would constitute a breach of the fiduciary duties of such Board of Directors to the stockholders of AccuMed. AccuMed shall use its best efforts to solicit from its stockholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the AccuMed stockholders in favor of this Agreement and the transactions contemplated hereby, except as the fiduciary duties of its Board of Directors may otherwise require.

     V    Accounting and Tax Treatment. After execution of this Agreement, none of the parties hereto shall take any action which would prevent the Merger and the other transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code.

     VI   Publicity. From and after the Execution Date, and through and including the Merger Effective Time, none of the parties hereto nor any of their respective Subsidiaries shall, without the prior approval of the other parties hereto, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties hereto shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     VII Cooperation Generally. From and after the Execution Date, and through and including the Merger Effective Time, the parties hereto and their respective Subsidiaries shall, in conformance with the provisions of this Agreement, use their best efforts, and take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated hereby at the earliest practicable date.

     VIII Additional Financial Statements and Reports. As soon as reasonably practicable after they become publicly available, Ampersand and AccuMed shall furnish to each other their respective statements of financial condition, statements of operations or statements of income, statements of cash flows and statements of changes in stockholders' equity at all dates and for all periods before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the respective parties (subject, in the case of unaudited financial statements, to (i) normal year-end audit adjustments, (ii) any other adjustments described therein, and (iii) the absence of notes which, if presented, would not differ materially from those included with its most recent audited consolidated financial statements), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as and if applicable, under the Exchange Act. As soon as reasonably practicable after they are filed, each of Ampersand and AccuMed shall, to the extent permitted under applicable law, furnish to the other its own Regulatory Reports.

     IX   Employee Benefits and Agreements.

          I    Following the Merger Effective Time, Ampersand or the Surviving
Corporation shall honor, in accordance with their respective terms, all Benefit Arrangements and all provisions for vested benefits or other vested amounts theretofore earned or accrued under the Employee Plans of each of the parties hereto.

          II   The aforesaid Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of Ampersand or the Surviving Corporation until such time as the Employee Plans are integrated, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Ampersand or the Surviving Corporation shall take such steps as are necessary as soon as practicable following the Merger Effective Time to integrate the Employee Plans, with (i) full credit for prior service with AccuMed or Ampersand or any of the AccuMed or Ampersand

Subsidiaries for purposes of vesting and eligibility for participation (but not benefit accruals under any Employee Plan) and co-payments and deductibles, and
(ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.

     X    Ampersand Lock-Up Agreements. Ampersand shall cause each officer and director of Ampersand, and Acquisition Sub shall cause each officer and director of Acquisition Sub, to furnish to AccuMed, on or prior to the Closing Date, a letter, in form and substance satisfactory to counsel for AccuMed, pursuant to which each such person shall agree not to offer for sale, sell, distribute or otherwise dispose of any shares of Ampersand Common Stock during the sixty (60) days following the Closing Date.

                                   ARTICLE IV
               CONDITIONS OF THE MERGER; TERMINATION OF AGREEMENT

     I    Conditions to the Obligations of Each Party. The obligations of each party to effect the Merger shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Merger Effective Time:

          I    Stockholder Approval. The respective stockholders of AccuMed and
Acquisition Sub shall have approved or adopted this Agreement as specified in
Section 1.7 hereof or as otherwise required by applicable law.

          II   No Proceedings. No order shall have been entered and remain in force restraining or prohibiting the Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority.

          III Governmental Approvals. To the extent required by applicable law or regulation, all approvals of or filings with any governmental or regulatory authority (collectively, "Governmental Approvals") shall have been obtained or made, and any waiting periods shall have expired in connection with the consummation of the Merger; provided, however, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on the Surviving Corporation as the parties hereto shall reasonably and in good faith agree. All other statutory or regulatory requirements for the valid consummation of the Merger shall have been satisfied.

          IV   Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the
SEC) and, if the offer and sale of the Ampersand Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

          V    Legal Opinions. AccuMed shall have received the opinion letter of Schwartz, Cooper, Greenberger & Krauss, Chartered, counsel to Ampersand and Acquisition Sub, and Ampersand and Acquisition Sub shall have received the opinion letter of Joyce L. Wallach, Esq., counsel to AccuMed, in each case in form and substance satisfactory to the party or parties to whom addressed and to counsel for such party or parties, with respect to those matters customarily the subject of such opinion letters in transactions of the nature and magnitude of the transactions contemplated by this Agreement.

          VI   Federal Tax Opinion. Ampersand and Acquisition Sub shall have received an opinion of tax counsel, dated as of the Closing Date, to the effect that for federal income tax purposes:

               I    The Merger will qualify as a "reorganization" under Section
      368(a) of the Internal Revenue Code;

               II    No gain or loss will be recognized by any party hereto by
     reason of the Merger;

               III   The basis of the Ampersand Common Stock received by each
     holder of AccuMed Common Stock who exchanges AccuMed Common Stock for Ampersand Common Stock, and the basis of the Ampersand Preferred Stock received by each holder of AccuMed Preferred Stock who exchanges AccuMed Preferred Stock for Ampersand Preferred Stock, in the Merger will be the same as the basis of the AccuMed security surrendered in exchange therefor (subject, in the case of the AccuMed Common Stock, to any adjustments required as the result of receipt of cash in lieu of a fractional share of Ampersand Common Stock);

               IV    The holding period of the Ampersand Common Stock received
     by a holder of AccuMed Common Stock, and the holding period of the Ampersand Preferred Stock received by a holder of AccuMed Preferred Stock, in the Merger will include the holding period of the AccuMed Common Stock surrendered in exchange therefor, provided that such shares of AccuMed Common Stock or AccuMed Preferred Stock, as the case may be, were held as a capital asset by such stockholder at the Merger Effective Time; and

               V     Cash received by an AccuMed stockholder in lieu of a
     fractional share interest of Ampersand Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Ampersand Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the AccuMed Common Stock was a capital asset in such stockholder's hands at the Merger Effective Time).

          VII   Third Party Consents. All consents or approvals of all persons required for the execution, delivery and performance of this Agreement and the consummation of the Merger, including, but not limited to, the consents or approvals of all counterparties to existing material business contracts that contain provisions requiring that such consent or approval be given, and the Governmental Approvals referenced in Section 4.1(c) hereof shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation as the parties shall reasonably and in good faith agree.

          VIII Material Business Contracts. In its Disclosure Schedules, each party hereto shall have delivered to the others a list of all material business contracts to which the listing party is a party or by which it is bound or from which it benefits, which list shall be true and complete as of the Closing.

          IX    Due Diligence Reviews.

                (i) During the period from the Execution Date through the

     Closing Date, Ampersand and Acquisition Sub shall be given the opportunity by AccuMed, at all reasonable times during normal business hours, to conduct a due diligence review of AccuMed and its business operations, which shall include but not be limited to, a review of all books and records and the opportunity to talk to such employees and contract counterparties as the parties shall reasonably agree upon, and, at the same time, AccuMed will be given the opportunity by Ampersand and Acquisition Sub to conduct a similar due diligence review of Ampersand and Acquisition Sub and their respective business operations.

                (ii) In the event that Ampersand or Acquisition Sub, on the one hand, or AccuMed, on the other hand, should identify during the course of the due diligence review being conducted by it hereunder, any matter or matters that, alone or in the aggregate, may have a material adverse effect on the party that is the subject of such due diligence review, or such party's business, or such party's ability to satisfy its representations, warranties or covenants under this Agreement, or that would impair the ability of such party to consummate this Agreement or the transactions contemplated hereby, then the parties hereto shall discuss such matter in good faith and use their respective best efforts to negotiate a mutually satisfactory solution to any differences of opinion with respect to the materiality of such matter or matters and/or the effect that such matter or matters is likely to have with respect to the ability of the reviewed party or parties to consummate this Agreement and the transactions contemplated hereby in the manner anticipated by the parties hereto, provided that if the parties hereto are, after all such discussions and negotiations have ended, unable to resolve their differences concerning such matter or matters, then the reviewing party shall have the right, exerciseable in its sole discretion, for a period of five (5) business days after such discussions and negotiations have concluded, to terminate this Agreement without penalty therefor, but without prejudice to the right of the other party or parties, among other things, to seek judicial review of, or other remedies in regard to, the reasonableness of the terminating party or parties in regard to terminating this Agreement; provided, however, that in the case of Ampersand and Acquisition Sub, the right to terminate this Agreement pursuant to this subsection shall extend only until February 28, 2001, and in the case of AccuMed, the right to terminate this Agreement pursuant to this subsection shall extend only until the twenty-eighth (28th) day after the date on which Ampersand and Acquisition Sub have completed the delivery to AccuMed of a true and correct copy of each document responsive to the due diligence request submitted by AccuMed to Ampersand in a written memorandum dated September 29, 2000, a copy of which Ampersand acknowledges having received on or about such date.

                (iii) In the event that any matter as described in the immediately preceding subparagraph shall be discovered by a party after its respective cut-off date, as set forth in said subparagraph, such party shall thereafter have such rights with respect thereto and to the breach or anticipatory breach of this Agreement as shall be otherwise provided hereunder or by law.

     II   Conditions to Obligations of AccuMed. The obligations of AccuMed to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by AccuMed of the following additional conditions before the Merger Effective Time:

          I    No Material Adverse Effect. From and after the Execution Date, and through and including the Merger Effective Time, neither Ampersand nor Acquisition Sub shall have been affected by any event or change which has had or caused a material adverse effect or material adverse change on it.

          II   Representations and Warranties to be True; Fulfillment of
Covenants and Conditions. (i) The representations and warranties of Ampersand and Acquisition Sub shall be true and correct (subject to Section 2.20 hereof) as of the Execution Date and at the Merger Effective Time with the same effect as though made at the Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect, on Ampersand or Acquisition Sub; (ii) each of Ampersand and its Subsidiaries, including Acquisition Sub, shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Merger Effective Time; and (iii) each of Ampersand and Acquisition Sub shall have delivered to AccuMed a certificate, dated the Merger Effective Time and signed by its Chief Executive Officer and President, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          III No Litigation. Other than as set forth in its Disclosure Schedules, neither Ampersand or Acquisition Sub, nor any other Ampersand Subsidiary, shall be subject to any pending litigation which, if determined adversely to Ampersand or any Ampersand Subsidiary, would have a material adverse effect on Ampersand or such Subsidiary.

     III Conditions to Obligations of Ampersand and Acquisition Sub. The obligations of Ampersand and Acquisition Sub to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Ampersand and Acquisition Sub of the following additional conditions before the Merger Effective Time:

          I    No Material Adverse Effect. From and after the Execution Date, and through and including the Merger Effective Time, AccuMed shall not have been affected by any event or change which has had or caused a material adverse effect or material adverse change on AccuMed.

          II   Representations and Warranties to be True; Fulfillment of
Covenants and Conditions. (i) The representations and warranties of AccuMed shall be true and correct (subject to Section 2.20 hereof) as of the Execution Date and at the Merger Effective Time with the same effect as though made at the Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on AccuMed; (ii) AccuMed and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Merger Effective Time; and (iii) AccuMed shall have delivered to Ampersand a certificate, dated the Merger Effective Time and signed by its Chief Executive Officer and President, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          III No Litigation. Other than as disclosed in its Disclosure Schedules, neither AccuMed nor any AccuMed Subsidiary shall be subject to any pending litigation which, if determined adversely to AccuMed or any AccuMed Subsidiary, would have a material adverse effect on AccuMed.

          IV   Voting Agreements. Ampersand and Acquisition Sub shall have received from AccuMed, substantially in the form of Exhibit A attached hereto, the voting agreements of all officers and directors of AccuMed, as contemplated by this Agreement.

          V    Employment Agreements. Prior to Closing, AccuMed shall have terminated the employment agreements of those employees of AccuMed and/or its Subsidiaries identified and listed by Ampersand on Exhibit D attached hereto, in accordance with the applicable termination provisions contained in such agreements as of the Execution Date, or, in the absence of such provisions, upon such terms and conditions as shall be reasonably acceptable to Ampersand and Acquisition Sub.

          VI   Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of each class of AccuMed capital stock shall be Dissenting Shares as of the final date on which such shares may become Dissenting Shares under the DGCL.

          VII Compliance with Budget Statement. A certificate shall have been delivered by AccuMed to Ampersand, signed by AccuMed's Chief Executive Officer, certifying that, without the prior written approval of Ampersand and Acquisition Sub, no material expenditures of cash, other than the items set forth in the Budget Statement, have been made or committed to by AccuMed or its Subsidiaries during that portion of the time period covered by the Budget Statement that has preceded the Closing.

     IV   Termination of Agreement.

          I    Methods of Termination. This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after approval of this Agreement by the stockholders of AccuMed or Acquisition Sub, in the following manner:

               (i) by the mutual consent, in writing, of all of the parties hereto; or

               (ii) by AccuMed, by giving written notice of such termination to the other parties hereto if, upon the taking of the vote of AccuMed's stockholders required by the provisions of Section 1.7(a) hereof, the required approval of the AccuMed stockholders shall not be obtained, provided that the Board of Directors of AccuMed recommended, and used its best efforts to obtain, the adoption of this Agreement and approved of the transaction contemplated hereby prior to the taking of such vote; or

               (iii) by AccuMed, by giving written notice of such termination to Ampersand and Acquisition Sub, (A) if there has been (I) a material breach of any agreement herein on the part of Ampersand or Acquisition Sub which has not been cured or adequate assurance of cure given, in either case within twenty
(20) calendar days following notice of such breach from AccuMed (subject, however, to the provisions of Section 1.12(b) hereof), or (II) a breach of a representation or warranty of Ampersand or Acquisition Sub herein which (individually or, together with such other breaches, in the aggregate) would reasonably be expected to materially impair the ability of Ampersand or Acquisition Sub to perform its obligations under this Agreement and which, in the reasonable opinion of AccuMed, by its nature cannot be cured prior to May 31, 2001, or (B) if there shall have occurred or been proposed after the date of this Agreement (I) any change in any law, rule or regulation, or (II) there shall have been any decision or action by any court, government or governmental agency, that could reasonably be expected to prevent consummation of the Merger or delay such consummation beyond May 31, 2001, or that would have a material adverse effect on Ampersand or Acquisition Sub; or

               (iv) by Ampersand or Acquisition Sub, by giving written notice of such termination to AccuMed, (A) if there has been (I) a material breach of any agreement herein on the part of AccuMed which has not been cured or adequate assurance of cure given, in either case within twenty (20) calendar days following notice of such breach from Ampersand or Acquisition Sub, or (II) a breach of a representation or warranty of AccuMed herein which (individually or, together with other such breaches, in the aggregate) would reasonably be expected to materially impair the ability of AccuMed to perform its obligations under this Agreement and which, in the reasonable opinion of Ampersand or Acquisition Sub, by its nature cannot be cured prior to May 31, 2001, (B) if any Takeover Proposal (as defined in Section 3.3 hereof) with respect to AccuMed, other than as contemplated by this Agreement, shall have been proposed by any third party (and such proposal is not opposed in writing by AccuMed within twenty (20) calendar days after AccuMed shall have first received or become aware of such proposal, or AccuMed or its Board of Directors at any time shall cease to oppose such proposal or shall take, or permit any of its Subsidiaries to take, any action which is not consistent with opposition to such proposal), or shall have been agreed to or consummated, or (C) if there shall have occurred or been proposed after the Execution Date (I) any change in any law, rule or regulation, or (II) there shall have been any decision or action by any court, government or governmental agency, that could reasonably be expected to prevent consummation of the Merger or delay such consummation beyond May 31, 2001, or that would have a material adverse effect on AccuMed; or

               (v) by any party, by giving written notice of such termination to the other parties, if the Merger shall not have been consummated on or before May 31, 2001 (or such later date as the parties hereto may, from time to time, establish as the termination date hereof by Amendment hereto), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

               (vi) by the reviewing party or parties pursuant to the terms and provisions of Section 4.1(i) hereof, provided that said party or parties shall have given timely notice of such termination to the other parties hereto in writing in accordance with the provisions of Section 7.4 hereof.

          II   Further Liability. If  this Agreement is terminated for any reason, none of the parties hereto shall have any further liability hereunder of any nature whatsoever to the other parties; provided, however, that, notwithstanding the foregoing, (i) this Section 4.4(b) shall not preclude liability from attaching to a party who has caused the termination hereof by a willful act or a willful failure to act in violation of the terms and provisions hereof, and (ii) termination of this

Agreement shall not terminate or affect the agreements of the parties contained in Section 2.7 (No Broker's or Finder's Fees), Section 3.6 (Publicity), Article V (Termination Obligations) and Section 7.2 (Confidentiality) hereof, the provisions of all of which shall survive any termination of this Agreement; provided, however, that any aggrieved party, without terminating this Agreement, shall be entitled to specifically enforce the terms hereof against the breaching party or parties in order to cause the Merger to be consummated. Each party hereto acknowledges that there is not an adequate remedy at law to compensate the other parties with respect to relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

          III No Survival of Representations, Warranties or Agreements. The representations, warranties and agreements set forth in this Agreement shall not survive the Merger Effective Time and shall be terminated and extinguished at the Merger Effective Time, and from and after the Merger Effective Time no party hereto shall have any liability to the other parties on account of any breach or failure of any of those representations, warranties or agreements; provided, however, that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Merger Effective Time by the Surviving Corporation or otherwise, and (ii) shall not relieve any party or person for liability for fraud, deception or intentional misrepresentation.

                                    ARTICLE V
                             TERMINATION OBLIGATIONS

     I    Breach by AccuMed. If this Agreement is terminated by Ampersand or
Acquisition Sub pursuant to Section 4.4(a)(iv)(B) hereof, AccuMed shall pay to Ampersand and Acquisition Sub, jointly, the aggregate amount of $500,000 immediately upon such termination.

     II   Breach by Ampersand. If this Agreement is terminated by AccuMed pursuant to Section 4.4(a)(iii)(A) hereof, Ampersand and Acquisition Sub, jointly, shall pay to AccuMed the aggregate amount of $500,000 immediately upon such termination.

     III Tender or Exchange Offer. If any person or group of persons, other than Ampersand or Acquisition Sub, or any of their respective affiliates, shall commence a tender or exchange offer for ten percent (10%) or more of any class of securities of AccuMed, or if there shall be commenced by any person or group of persons, other than Ampersand or Acquisition Sub, or any of their respective affiliates, of a proxy contest with respect to AccuMed, or solicitation by any person or group of persons, other than Ampersand, Acquisition Sub, or any of their respective affiliates, of proxies with respect to securities of AccuMed prior to the Closing, and, as a consequence, the Merger is not approved by the AccuMed stockholders as and in the manner contemplated by this Agreement, and if thereafter (i) any agreement is entered into by AccuMed to effect a merger, sale of assets or other transaction intended to cause a change of control of AccuMed, or a tender or exchange offer is made to the AccuMed stockholders for the same purpose, and (ii) neither Ampersand, Acquisition Sub, nor any of their respective affiliates is a party thereto, and
(iii) the making of such agreement or the initiation of such tender or exchange offer occurs within twelve (12) months after the latest date on which the AccuMed Stockholders Meeting should have been held in accordance with the provisions of Section 1.7(a) of this Agreement, AccuMed shall pay to Ampersand and Acquisition Sub, jointly, the aggregate amount of $500,000. Such amount shall be due at the closing of the transaction contemplated by such agreement or tender or exchange offer. If, however, Ampersand or Acquisition Sub, or any of their respective affiliates, is a party to such transaction, then the $500,000 provided for in this Section 5.3 will not be payable to Ampersand and Acquisition Sub hereunder.

     IV   Non-Fulfillment of AccuMed Obligations. If AccuMed shall have withdrawn, or not included in the Prospectus/Proxy Statement, the recommendation of its Board of Directors with respect to the Merger as provided for in this Agreement, or shall not have held the AccuMed Stockholders Meeting on, or by, the latest date provided for in Section 1.7(a) of this Agreement and, as a consequence, the Merger is not approved by the AccuMed stockholders as and in the manner contemplated by this Agreement, or the Merger does not close notwithstanding the fulfillment of all of the conditions of Section 4.2 hereof, and if thereafter any agreement is entered into by AccuMed to effect a merger, sale of assets or other transaction intended to cause a change of control of AccuMed, or a tender or exchange offer for ten percent (10%) or more of any class of securities of AccuMed is made to the AccuMed stockholders for the same purpose, and neither Ampersand nor Acquisition Sub, nor any of their respective affiliates, is a party thereto, and the making of such agreement or the initiation of such tender or exchange offer occurs within twelve (12) months after the latest date on which the AccuMed Stockholders Meeting should have been held in accordance with the provisions of Section 1.7(a) of this Agreement, AccuMed shall pay to Ampersand and Acquisition Sub, jointly, the aggregate amount of $500,000. Such amount shall be due at the closing of the transaction contemplated by such agreement, tender or exchange offer. If, however, Ampersand or Acquisition Sub or any of their respective affiliates, is a party to such transaction, then the $500,000 provided for in this Section 5.4 will not be payable to Ampersand and Acquisition Sub hereunder.

     V    Payment of Replacement Note. The full principal amount of the
Replacement Note, together with all accrued but unpaid interest thereon, shall become due and payable to the holder thereof immediately upon the earlier to occur of (i) termination, for any reason, of this Agreement and the transactions contemplated hereby, and (ii) May 31, 2001, or such later date as the parties hereto may, from time to time, establish as the termination date hereof and thereof by amendment hereto; provided, however, that if this Agreement is terminated by AccuMed pursuant to the provisions of Section 4.4(a)(iii)(A) hereof, and AccuMed becomes entitled to payment of the $500,000 amount provided for in Section 5.2 hereof, then AccuMed shall have the right to offset such $500,000 amount against any payments due to the holder of the Replacement Note under this Section 5.5, and the payment of any balance thereafter remaining due and payable under the Replacement Note shall instead become due and payable on the sixtieth (60th) day following the date on which the termination of this Agreement became effective.


                                   ARTICLE VI
                         CERTAIN POST-MERGER AGREEMENTS

     I    Indemnification.

          I    From and after the Merger Effective Time, Ampersand and the
Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the Execution Date or who becomes before the Merger Effective Time, an officer or director of any of the parties hereto or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorney's fees), liabilities, judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Ampersand and the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of any of the parties hereto or any of their respective Subsidiaries if such Claim pertains to any matter or fact arising, existing at or occurring before the Merger Effective Time (including, without, limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Merger Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the Execution Date or as amended applicable to a time before the Merger Effective Time, and Ampersand or the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable state or federal law in effect as of the Execution Date or as amended applicable to a time before the Merger Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.1(a), upon learning of any Claim, shall notify Ampersand and the Surviving Corporation (but the failure so to notify Ampersand and the Surviving Corporation shall not relieve either of them from any liability which it may have under this Section 6.1(a), except to the extent such failure materially prejudices Ampersand or the Surviving Corporation) and shall deliver to Ampersand and the Surviving Corporation the undertaking, if any, required by applicable law. Ampersand and the Surviving Corporation shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in their respective governing entity documents, as in effect as of the Execution Date, or allowed under applicable state or federal law as in effect as of the Execution Date or as amended applicable to a time before the Merger Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Merger Effective Time (including, without limitation, the transactions contemplated hereby), shall survive the Merger.

          II   For a period of six (6) years from and after the Merger
Effective Time, Ampersand and the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance (if any) maintained by AccuMed and its Subsidiaries (provided that they may substitute therefor policies from financially capable insurers of at least the same coverage and amounts and containing terms and conditions that are carried by

Ampersand and its Subsidiaries in the ordinary course of business) with respect to claims arising from facts or events which occurred before the Merger Effective Time.

          III The obligations of Ampersand and the Surviving Corporation provided under paragraphs (a) and (b) of this Section 6.1 are intended to be enforceable against Ampersand and the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Ampersand and the Surviving Corporation.


                                   ARTICLE VII
                                     GENERAL

     I    Amendments. Subject to applicable law, this Agreement may be amended, whether before or after any stockholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the stockholders of either AccuMed or Acquisition Sub, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Section 1.3 hereof without the further approval of such stockholders.

     II   Confidentiality. All information disclosed by any party hereunder or in connection herewith, whether prior or subsequent to the date of this Agreement, including, without limitation, any information obtained pursuant to
Section 3.1 hereof, shall be kept confidential by the person receiving such information and shall not be used by such person otherwise than as herein contemplated, all in accordance with the terms of Paragraph 13 of that certain Confidential Term Sheet (the "Term Sheet") between Ampersand and AccuMed, dated September 22, 2000, which confidentiality terms the parties hereto acknowledge and agree shall have a continuing, binding effect notwithstanding the termination of all other provisions of said Term Sheet. In the event of the termination of this Agreement, each party hereto shall use all reasonable efforts to return, upon request, to the other parties hereto all documents (and reproductions thereof) received from such other parties (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirements set forth above in this Section 7.2 and the Term Sheet.

     III Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without taking into account any provisions regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     IV   Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if it is in writing and either personally served, sent by confirmed facsimile transmission, air courier guaranteeing next business day delivery or certified or registered United States mail, postage prepaid, and shall be deemed delivered upon receipt if personally served, or upon confirmation of receipt if sent by facsimile transmission, or the next business day, if sent by air courier guaranteeing next business day delivery, or, if sent by mail, there (3) business days after deposit in the United States mail with postage prepaid and properly addressed. For purposes hereof, the addresses of the parties hereto shall be as follows:

        If to AccuMed, to

             AccuMed International, Inc.
             920 North Franklin Street
             Suite 402
             Chicago, Illinois 60610
             Attention:  Paul F. Lavallee,
                         Chairman of the Board and Chief Executive Officer
             Telecopier: (312) 642-8684
             Confirmation: (312) 642-9200


        with a copy to:

                 Joyce L. Wallach, Esq.
                 1500  7th Avenue
                 Sacramento, California 95818
                 Telecopier: (916) 341-0256
                 Confirmation: (916) 341-0255

        If to Ampersand or Acquisition Sub, to

                 Ampersand Medical Corporation
                 (or AccuMed Acquisition Corp., as the case may be)
                 414 North Orleans
                 Suite 510
                 Chicago, Illinois 60610
                 Attention:    Peter P. Gombrich,
                               Chairman of the Board and Chief Executive Officer
                 Telecopier: (312) 222-9580
                 Confirmation: (312-222-9550
        with a copy to:

                 Schwartz, Cooper, Greenberger & Krauss, Chartered 180 North LaSalle Street
                 Suite 2700
                 Chicago, Illinois  60601
                 Attention:    Richard J. Firfer, Esq. or
                               Robert A. Smoller, Esq.,
                 Telecopier: (312) 782-8416
                 Confirmation: (312) 346-1300

or to such other address as shall be furnished in writing by any party to the others in accordance with the provisions of this Section 7.4.

     V    No Assignment. This Agreement may not be assigned by any party hereto, by operation of law or otherwise, except as contemplated hereby.

     VI   Headings. The descriptive headings of the several Articles and
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     VII Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the others.

     VIII Construction and Interpretation. Except as the context otherwise requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation, as amended.

     IX   Binding Effect. This Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, beneficiaries, officers, directors, stockholders, employees, agents, successors and permitted assigns.

     X    Expenses. In the event that the Merger and the transactions contemplated hereby are not consummated, each of the parties hereto shall be responsible for its own expenses incident thereto.

     XI   Third Parties. The parties hereto acknowledge and agree that by entering into this Agreement they do not intend to confer any benefits, rights, privileges, actions or remedies on any person or entity under any third party beneficiary theory or otherwise, except that after the Merger Effective Time, the beneficiaries of any representations, warranties or covenants of any of the parties hereto that survive the Merger may enforce such representations, warranties and covenants,

     XII Entire Agreement. This Agreement, including the schedules, exhibits, certificates and other writings delivered in connection herewith, contains the entire understanding and agreement of the parties hereto with respect to the subject matter hereof, and supercedes all prior and contemporaneous agreements, understandings, proposals, letters of intent, term sheets, representations, warranties and covenants in regard thereto, except as otherwise stated herein.

     XIII Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing and signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

     XIV Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


                            [Signature Page Follows]

         IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first hereinabove set forth.


ACCUMED INTERNATIONAL, INC.                     AMPERSAND CORPORATION


By: /s/ Paul F. Lavallee                       By:  /s/ Peter P. Gombrich
   ----------------------------------          ----------------------------
        Paul F. Lavallee,                         Peter P. Gombrich,
        Chairman of the Board                     Chairman of the Board
        and Chief Executive Officer               and Chief Executive Officer

                                                ACCUMED ACQUISITION CORP.


                                                By:  /s/ Peter P. Gombrich
                                                   ------------------------
                                                      Peter P. Gombrich,
                                                      President

                                                                       EXHIBIT A



                             As of February 5, 2001


Ampersand Medical Corporation
AccuMed Acquisition Corp.
414 North Orleans
Suite 510
Chicago, Illinois 60610


Dear Sirs:

     The undersigned understands that AccuMed International, Inc. ("AccuMed"), Ampersand Medical Corporation ("Ampersand") and AccuMed Acquisition Corp. ("Acquisition Sub"), all of which are Delaware corporations, are entering into an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, a merger of AccuMed with and into Acquisition Sub, a wholly-owned subsidiary of Ampersand (the "Merger"), pursuant to which all of the outstanding shares of common stock of AccuMed will be exchanged for shares of common stock, $.001 par value, of Ampersand (subject to the issuance of cash in lieu of fractional shares).

     The undersigned is a stockholder of AccuMed and is entering into this agreement to induce Ampersand and Acquisition Sub to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

     The following agreement among the undersigned, Ampersand and Acquisition Sub is hereby confirmed by the undersigned:

     1. The undersigned represents, warrants and agrees that (i) Schedule I attached hereto sets forth the number of shares of capital stock of AccuMed (the "Shares") of which the undersigned is currently the record or beneficial owner, and (ii) the undersigned is, as of the date hereof, the lawful owner of the Shares set forth on Schedule I, none of which are subject to any other voting agreements or similar restrictions, except as disclosed on Schedule I. Except as set forth on Schedule I, the undersigned does not own or hold any rights to acquire any additional Shares (whether by exercise of stock options, warrants, other convertible securities, preemptive rights or otherwise), or any voting rights with respect thereto (all of such rights and/or interests being hereinafter collectively referred to as "Share Rights").

     2. The undersigned agrees that the undersigned will not, and will not permit any person or entity controlled by the undersigned to, contract to sell, sell or otherwise transfer or dispose of any of the Shares or Share Rights disclosed on Schedule I, or any interest therein, until after the AccuMed Stockholders' Meeting (as defined in the Merger Agreement), other than (i) pursuant to the Merger, or (ii) with the prior written consent of Ampersand and Acquisition Sub, unless the purchaser thereof agrees in writing to be bound by all of the provisions of this agreement.

     3. The undersigned agrees that all of the Shares owned beneficially or of record by the undersigned, or over which the undersigned has voting power or control, directly or indirectly, at the record date for any meeting of stockholders of AccuMed called to consider and vote to adopt the Merger Agreement and/or the transactions contemplated thereby will be voted in favor thereof.

     4. The undersigned agrees to, and will cause any person or entity controlled by the undersigned to also agree to, cooperate with Ampersand and Acquisition Sub in connection with the Merger Agreement and the transactions contemplated thereby. The undersigned agrees that the undersigned will not, and will not permit any such person or entity to, directly or indirectly (including through its officers, directors, employees, agents or other representatives), initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to a Takeover Proposal (as defined in the Merger Agreement), or provide any such third party with information or assistance, or negotiate with any such third party with respect to a Takeover Proposal, or agree to or otherwise assist in the effectuation of any Takeover Proposal, except as may be permitted by the Merger Agreement. Nothing contained herein is intended to preclude the undersigned, in the undersigned's capacity as a director and/or significant stockholder of AccuMed, from exercising any fiduciary duties the undersigned may have with respect to a Takeover Proposal (as defined in the Merger Agreement).

     5. The undersigned represents and warrants to Ampersand and Acquisition Sub that (i) the undersigned has all necessary power and authority to enter into this agreement, and (ii) this agreement is the legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors' rights generally and general principles of equity.

     6. The undersigned agrees that damages are an inadequate remedy for the breach by the undersigned of any term or condition of this agreement, and that each of Ampersand and Acquisition Sub shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the covenants contained herein.

     7. This agreement will automatically terminate upon the earlier of (i) termination of the Merger Agreement, and (ii) the Merger Effective Time (as defined in the Merger Agreement).

     8. This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by all of the parties hereto.

     9. This agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement.

     10. The parties hereto agree that if any provision of this agreement shall under any circumstances be deemed invalid or inoperative, this agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

     11. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     12. The validity, construction, enforcement and effect of this agreement shall be governed by the laws of the State of Illinois, without regard to conflicts of laws principles.

     13. This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

     14. Nothing in this agreement shall be construed to give Ampersand or Acquisition Sub any rights to exercise or direct the exercise of voting power as owner of the Shares, either beneficially or otherwise, for any purpose.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first hereinabove set forth.



                                       -----------------------------------------
                                       [If an Entity, Name of Entity]


                                       -----------------------------------------
                                       [Signature]


                                       -----------------------------------------
                                       [Print Name (and Title, if applicable)]


                                       -----------------------------------------
                                       [Mailing Address]


                                       -----------------------------------------



Acknowledged and Agreed:

AMPERSAND MEDICAL CORPORATION


By:
   -------------------------------------------------
     Peter P. Gombrich, Chairman of the Board
     and Chief Executive Officer

ACCUMED ACQUISITION CORP.


By:
   -------------------------------------------------
     Peter P. Gombrich, President

                                   Schedule I
                                   ----------



8. Number of shares of AccuMed capital stock owned beneficially or of record as of February 5, 2001:

                                                 Series A Convertible
     Common Stock                                Preferred Stock
                 ----------------                               ----------

9. Number of shares of AccuMed common stock, if any, which could be acquired upon the exercise of stock options, warrants, Series A Convertible Preferred Stock, other convertible securities, preemptive rights or otherwise:

                                                                       EXHIBIT B

                                     SECURED
                                 PROMISSORY NOTE

$800,000.00                                                 February 7, 2001
                                                            Chicago, Illinois

10. FOR VALUE RECEIVED, AccuMed International, Inc. ("Maker"), whose principal place of business is located at 920 North Franklin Street, Suite 402, Chicago, Illinois 60610, hereby promises to pay to the order of Ampersand Medical Corporation ("Payee"), whose principal place of business is located at 414 North Orleans, Suite 510, Chicago, Illinois 60610, the principal sum of EIGHT HUNDRED THOUSAND AND NO/100 DOLLARS ($800,000.00), at the place and in the manner hereinafter provided, together with interest thereon at the rates described below.

11. Interest shall accrue on the balance of principal from time to time unpaid under this Note prior to the Maturity Date (as hereinafter defined) at an annual rate equal to Prime plus two and one-half percent (2 1/2%). For purposes hereof, "Prime" shall mean the rate of interest from time to time announced by LaSalle Bank, National Association ("Bank"), as its Prime Rate, which is not necessarily the Bank's lowest or most favorable rate of interest at any given time. Interest shall be computed on the basis of a year consisting of 360 days and shall be based on the actual number of days during the period for which interest is being charged.

12. Principal and interest under this Note shall be due and payable on the earlier to occur of the following: (i) termination of the contemplated merger transaction as outlined in the Merger Agreement (as such term is defined in paragraph 4 hereof); and (ii) May 31, 2001 or such later date as the parties to the Merger Agreement may, from time to time, establish as the termination date of the Merger Agreement by amendment thereto (such payment due date being hereinafter referred to as the "Maturity Date"); provided, however, the Maturity Date shall be automatically extended (without requiring a written amendment hereto) to such later date, if any, as Maker and Payee agree by amendment of the date specified in Section 4.4(a)(v) of the Merger Agreement (as such term is hereinafter defined).

13. This Note is executed simultaneously and in conjunction with the execution and delivery by Maker and Payee of that certain Agreement and Plan of Merger, dated as of February 7, 2001 (the "Merger Agreement"), pursuant to which the parties thereto have agreed to enter into the merger described therein. This Note evidences the loan from Payee to Maker referred to in paragraph 1.12 of the Merger Agreement.

14. From and after the Maturity Date, or during any period in which an Event of Default (as hereinafter defined) exists under this Note, Maker shall pay interest on the balance of principal then remaining unpaid at an annual rate (the "Default Rate") equal to Prime plus five percent (5%). The interest accruing under this paragraph 5 shall be immediately due and payable by Maker to the holder of this Note on demand and shall be additional indebtedness evidenced by this Note.

15. Maker reserves the privilege, without penalty or premium therefor, to prepay all or any part of the principal balance of this Note at any time and from time to time upon two (2) business days prior written notice to Payee of its intention to do so.

16. All payments and prepayments on account of the indebtedness evidenced by this Note shall be first applied to accrued and unpaid interest on the unpaid principal balance of this Note, and second to all other sums then due Payee hereunder.

17. All payments of principal and interest hereunder shall be paid by check or in coin or currency and shall be made at Payee's principal place of business, as hereinabove set forth. Payment made by check shall be deemed paid on the date Payee receives such check; provided, however, that if such check is subsequently returned to Payee unpaid due to insufficient funds or otherwise, the payment shall not be deemed to have been made and shall continue to bear interest until collected. If payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon at the then applicable interest rate during such extension.

18. An Event of Default shall occur hereunder if: (1) any amount payable hereunder is not paid when due; or (2) Maker shall otherwise fail to perform any of the promises to be performed by Maker hereunder or under any security agreement with Payee relating thereto; or (3) Maker or any person who is or shall become primarily or secondarily liable for any payment hereunder, who is a natural person, dies; or (4) Maker or any other party liable with respect to any payment hereunder, or any guarantor or accommodation endorser or third party pledgor, shall make any assignment for the benefit of creditors, or there shall be commenced by or against Maker or any such party any bankruptcy, receivership, insolvency, reorganization, dissolution or liquidation proceedings, or there shall be the entry of any judgment, levy, attachment, garnishment or other process, or the filing of any lien, against any of the Collateral (as such term is defined in the Security Agreement referred to in paragraph 12 hereof); or (5) in the opinion of Payee, acting in good faith, there is any deterioration or impairment of any of the Collateral, or any actual decline or depreciation in the value or market price thereof that causes the Collateral to become unsatisfactory as to value, and the Payee has provided Maker with written notice describing the basis of such opinion, and if Maker has failed, within five (5) business days after receiving such notice to (x) provide documents effectively refuting such opinion to Payee's satisfaction, or (y) provide additional Collateral to eliminate the deficit or pay down the indebtedness in an amount sufficient to erase such deficit; or (6) there is a determination by Payee that a material adverse change has occurred in the financial condition of the Maker from the condition set forth in the most recent financial statement of Maker furnished to Payee, or from the financial condition of the Maker most recently disclosed to Payee in any manner; or (7) Maker shall fail to do any commercially reasonable act necessary to preserve or maintain the value and collectability of the Collateral; or (8) Maker shall fail, within five (5) business days after receiving a written request by Payee, to permit inspection by Payee (during normal business hours) of Maker's books and records pertaining to the Collateral; or (9) any guarantor of this Note shall discontinue or contest the validity of such guaranty; or (10) there shall occur any material adverse event that causes a change in the financial condition of Maker, or that would have a material adverse effect on the business of Maker.

19. At the election of the holder hereof, whenever Maker shall be in default as aforesaid (an "Event of Default"), and all applicable cure periods have expired without a cure having been effected, then without demand or notice of any kind, the entire unpaid principal amount hereof, and all interest accrued thereon, shall become immediately due and payable. Failure of the holder to exercise such election shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default. No holder hereof shall, by any act of omission or commission, be deemed to waive any of its rights, remedies or powers hereunder or otherwise unless such waiver is in writing and signed by the holder hereof, and then only to the extent specifically set forth therein. The rights, remedies and powers of the holder hereof, as provided in this Note, are cumulative and concurrent, and may be pursued singly, successively or together against Maker and any security given at any time to secure the repayment hereof, all at the sole discretion of the holder hereof. If any suit or action is instituted or attorneys are employed to collect this Note or any part thereof, Maker promises and agrees to pay all costs of collection, including reasonable attorneys' fees and court costs.

20. Maker hereby (i) waives presentment and demand for payment, notice of nonpayment and of dishonor, protest of dishonor, and notice of protest; and (ii) waives any and all lack of diligence and delays in the enforcement of the payment hereof.

21. This Note is secured by that certain Security Agreement, dated as of the date hereof, pursuant to which Maker has pledged certain of its assets and property, as described therein, as security for the payment hereof.

22.       This Note evidences a business loan that comes within the purview of
          Section 205/4, paragraph (1)(c) of Chapter 815 of the Illinois Compiled Statutes, as amended. Maker agrees that the obligation evidenced by this Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C., Section 1601, et seq.

23.       Time is of the essence hereof.

24. This Note is governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the statutes, laws and decisions of the State of Illinois, without regard to conflicts of laws principles. This Note may not be changed or amended orally but only by an instrument in writing signed by the party against whom enforcement of the change or amendment is sought.

25. This Note has been made and delivered at Chicago, Illinois and all funds disbursed to or for the benefit of Maker will be disbursed in Chicago, Illinois.

26. The obligations and liabilities of Maker under this Note shall be binding upon and enforceable against Maker and its successors and assigns. This Note shall inure to the benefit of and may be enforced by Payee and its successors and assigns.

27. In the event one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Payee shall not collect a rate of interest on the principal balance under this Note in excess of the maximum contract rate of interest permitted by applicable law. All interest found in excess of that rate of interest allowed and collected by Payee shall be applied to the principal balance in such manner as to prevent the payment and collection of interest in excess of the rate permitted by applicable law.

          IN WITNESS WHEREOF, Maker has executed this Note as of the date first hereinabove written.

                                    ACCUMED INTERNATIONAL, INC.

                                    By:
                                       -----------------------------------------
                                        Paul F. Lavallee, Chairman of the Board
                                        and Chief Executive Officer

                                                                       EXHIBIT C

                                BUDGET STATEMENT

                                                                       EXHIBIT D

                       LIST OF EMPLOYEES WHOSE EMPLOYMENT
                          AGREEMENTS WILL BE TERMINATED


     1.   Paul F. Lavallee

                                                                       EXHIBIT E


                     CERTIFICATE OF DESIGNATION, PREFERENCES
                       AND RIGHTS OF SERIES A CONVERTIBLE
                                 PREFERRED STOCK

                                       OF


                          AMPERSAND MEDICAL CORPORATION


     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, there be, and hereby is, created out of the class of 5,000,000 shares of Preferred Stock of the Company authorized in Section 4.1 of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

     1.   Designation and Number of Shares.

          590,197 shares of Preferred Stock are hereby designated as Series A Convertible Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock").

     2.   Dividends. The Series A Preferred Stock shall not bear any dividend.

     3.   Redemption.    The Series A Preferred Stock shall not be redeemable.

     4.   Liquidation.

          Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series A Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof that may be made or set apart for the holders of Common Stock or any other security junior to the Series A Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to $4.50 per share (the "Stated Value") on the date fixed for distribution of assets of the Company (the "Liquidation Preference"). If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series A Preferred Stock and any other series of Preferred Stock then outstanding ranking in parity with the Series A Preferred Stock upon Liquidation (the "Parity Stock") shall be insufficient to permit payment in full to the holders of the Series A Preferred Stock and the Parity Stock, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of the Series A Preferred Stock and the Parity Stock based upon the relative amounts that would have been payable to the holders of each series of Preferred Stock had there been sufficient assets and funds to make full payment of the respective amounts due to such holders. By way of illustration only, if 1,000,000 shares of Series A Preferred Stock were issued and outstanding, and the Stated Value was $4.50 per share, the aggregate Liquidation Preference of such shares would be $4,500,000. If 1,000,000 shares of Parity Stock were also issued and outstanding at the same time, and the Stated Value was $2.00 per share, the aggregate Liquidation Preference of such shares would be $2,000,000. The Liquidation Preference of each of the two series of Preferred Stock would then be added together (i.e., $4,5000,000 plus $2,000,000 = $6,500,000) and the result would be divided into the Liquidation Preference of each of the two series of Preferred Stock to determine the relative percentage of the total assets and funds of the Company that would be the aggregate Liquidation Preference of each series. The aggregate Liquidation Preference of each series would then be divided by the number of issued and outstanding shares of such series in order to determine the per share Liquidation Preference. A merger or consolidation shall be considered a Liquidation unless the holders of the Series A Preferred Stock receive securities of the surviving corporation having rights substantially similar to the rights of the Series A Preferred Stock and the stockholders of the Company immediately prior to such transaction become the holders of at least a majority in interest of the voting securities of the surviving corporation immediately thereafter. Notwithstanding Section 7 hereof, such provision may be waived in writing by a majority in interest of the holders of the then outstanding shares of Series A Preferred Stock.

     5. Other Series of Preferred Stock. The Company may issue, at any time and from time to time, without the consent of the holders of the Series A Preferred Stock, other series of Preferred Stock.

     6.   Conversion Rights.

          Each holder of record of shares of the Series A Preferred Stock shall have the right to convert all or any part of such holder's shares of Series A Preferred Stock into Common Stock as follows:

          (A) Each share of the Series A Preferred Stock shall be convertible, at the option of the respective holders thereof, at any time after the date of issuance, at the office of any transfer agent for the Series A Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Company, into that number of shares of Common Stock of the Company equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price shall initially be $10.3034. The number of shares of Common Stock into which each share of Series A Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate."

          (B) During the three (3) year period commencing on March 1, 2001, if the then current market price of the Company's Common Stock (as determined in accordance with Paragraph 6(G)(ii) hereof) equals or exceeds $13.50, each share of Series A Preferred Stock then outstanding shall, at the option of the Company, upon giving twenty (20) days' prior written notice to each holder of record, by virtue of such condition, and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series A Preferred Stock would then be converted at the then effective Conversion Rate.

          (C) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or accompanied by a duly executed stock power, at the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

          (D) All shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock will, upon issuance, be duly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series A Preferred Stock are issued and outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series A Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all issued and outstanding shares of Series A Preferred Stock at the then effective Conversion Rate.

          (E) The Conversion Price shall be subject to adjustment from time to time as follows:

               (i) In case the Company shall (a) issue Common Stock as a dividend or distribution on any class of the capital stock of the Company, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company as set forth in Paragraph 6(E)(ii) hereof) any shares of the capital stock of the Company, the Conversion Price in effect on the record date for any stock dividend or the effective date of any such other event shall be increased (or decreased in the case of a reverse stock split) so that the holder of each share of the Series A Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock that it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series A Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no reduction in the Conversion Price in the event that the Company pays a cash dividend.

               (ii) In case of any reclassification or similar change of outstanding shares of Common Stock of the Company, or in case of the consolidation or merger of the Company with another corporation, or the conveyance of all or substantially all of the assets of the Company in a transaction in which holders of the Common Stock receive shares of stock or other property, including cash, each share of the Series A Preferred Stock shall, after such event and subject to the other rights of the Series A Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such shares of the Series A Preferred Stock would have been entitled to upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

               (iii) No adjustment in the Conversion Price or the number of shares of Common Stock into which a share of Series A Preferred Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph (iii)) would require an increase or decrease of at least 1 1/2% in the number of shares of Common Stock into which each share of the Series A Preferred Stock is then convertible; provided, however, that any adjustments that are not required to be made by reason of this subparagraph (iii) shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

               (iv) After each adjustment of the Conversion Price, the Company shall promptly prepare a certificate signed by its Chairman or Chief Financial Officer and a Secretary or Assistant Secretary setting forth the Conversion Price as so adjusted, the number of shares of Common Stock into which the Series A Preferred Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series A Preferred Stock, and the Company shall cause a copy of such statement to be sent by ordinary first class mail to each holder of record of Series A Preferred Stock.

          (F) The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Company shall from time to time in accordance with Delaware law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series A Preferred Stock.

          (G) (i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash, equal to such fraction multiplied by the then current market price per share of the Common Stock (as determined in accordance with the provisions of Paragraph 6(G)(ii) hereof) on the date of conversion.

               (ii) For the purposes of any computation under this Paragraph 6, the current market price per share of Common Stock on any date shall be deemed to be the average of the closing prices for the twenty (20) consecutive trading days commencing forty-five (45) business days before the day in question. The closing price for each day shall be the last reported sales price regular way, or, in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case (a) as officially quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Company, or b) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

          (H) The Company will pay any taxes that may be payable with respect to any issuance or delivery of shares of Common Stock upon conversion of shares of the Series A Preferred Stock. However, the Company shall not be required to pay any tax that may be payable with respect to any transfer of any shares of the Series A Preferred Stock or any shares of Common Stock issued as a consequence of a conversion hereunder, and no such transfer shall be made unless and until the person requesting such transfer has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid or that no such tax is payable..

          (I) The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (J) For purposes of this Paragraph 6, any and all conversions shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the former holder of such shares of Series A Preferred Stock, or such holder's designee, shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     7. Voting Rights. The holders of the Series A Preferred Stock shall have no right to vote for any purpose, except as specifically required by the General Corporation Law of the State of Delaware and except as follows:



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          (A) So long as any shares of the Series A Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as one class together with any other series of the Company's Preferred Stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Certificate of Incorporation of the Company in a manner which would alter or change the powers, preferences or rights of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock. However, in case the Series A Preferred Stock would be affected by any action referred to in this Paragraph 7(A) in a different manner than any other series of Preferred Stock then outstanding, the holders of the shares of the Series A Preferred Stock shall be entitled to vote as a single and separate class, and the Company shall not take such action without the affirmative vote, as above provided, of at least a majority of the total number of shares of the Series A Preferred Stock then outstanding, in addition to or as a specific part of the consent or affirmative vote hereinabove otherwise required.

          (B) Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth above. However, if the Series A Preferred Stock is entitled to vote together with the holders of Common Stock as one class, then each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series A Preferred Stock is then convertible, calculated to the nearest whole share.

     8.   Miscellaneous.

          (A) All shares of the Series A Preferred Stock purchased or otherwise acquired by the Company or surrendered to it for conversion into Common Stock as provided above shall be cancelled and shall be restored to the status of authorized but unissued Preferred Stock of the Company.

          (B) There shall be no sinking fund with respect to the Series A Preferred Stock.

          (C) The shares of the Series A Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company, as amended.

          (D) The holders of record of shares of the Series A Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock, sent by regular U.S. mail to such holder's address as set forth in the records of the registrar for the Series A Preferred Stock.



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          IN WITNESS WHEREOF, Ampersand Medical Corporation. has caused this
Certificate to be signed by Peter P. Gombrich, its Chairman of the Board and Chief Executive Officer, on February 7, 2001, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Ampersand Medical Corporation and that the facts stated herein are true and correct.


                               AMPERSAND MEDICAL CORPORATION

                               By:
                                  --------------------------------------------
                                    Peter P. Gombrich, Chairman of the Board
                                    and Chief Executive Officer








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                                                                       EXHIBIT F

                            REVISED BUDGET STATEMENT












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